UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2008

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On July 18, 2008, Optimer Pharmaceuticals, Inc. (“Optimer”) entered into a common stock purchase agreement with certain institutional investors relating to a registered direct offering of 1,443,396 shares of Optimer’s common stock. Under the terms of the transaction, Optimer will sell the common stock at $8.48 per share to the institutional investors for gross proceeds of approximately $12.2 million. The closing of the offering is expected to take place on July 25, 2008. A copy of the common stock purchase agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The common stock will be issued pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission in connection with a shelf takedown from Optimer’s registration statement on Form S-3 (File No. 333-149935) which became effective on April 7, 2008. The purchasers in the offering include funds affiliated with ProQuest Investments.  Alain B. Schreiber, M.D., one of Optimer’s directors, is a Managing Partner at ProQuest Investments.

Proceeds from the offering will be used in the further development of Optimer’s ongoing programs, as well as for other general corporate purposes.

On July 21, 2008, Optimer issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Cooley Godward Kronish LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Common Stock Purchase Agreement.

99.2	Press release of Optimer Pharmaceuticals, Inc. dated July 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: July 21, 2008	By:	/s/ John D. Prunty

John D. Prunty Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)